UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around December 16, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: November 18, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through October 31, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Leveraged Commentary & Data Acquisition

1)	How many employees were added in 2Q22 as a result of the acquisition of Leveraged Commentary & Data (LCD)?

Fifty-nine employees joined Morningstar with the close of the LCD acquisition on June 1, 2022. Since then, PitchBook has added staff to support the LCD product including in research, product, support, account management, and sales.

Operating Margin

2)	In the past two quarters operating expense per employee excluding D&A and the $30.1 million charge related to China operations has come down significantly. Can you please provide detail on what drove this change? Is this linked to moving employees to less expensive locations, FX benefit, lower real estate footprint, changes to offshore operations, or something else?

As you note, operating expense per average number of employees decreased in the third quarter compared to the prior quarter, excluding depreciation and amortization, costs associated with the reduction and shift of our China operations, and M&A-related expenses and earn-outs. The primary drivers of this change included a decrease in bonus expense versus the prior quarter (due to stronger performance relative to targets in the prior quarter), increased headcount in India, lower professional fees (after adjusting for M&A and costs associated with the shift of our China operations), and the impact of foreign currency on operating expenses incurred outside the United States. The increase in headcount in India was due in part to the initiation of the reduction and shift of our China operations. It also reflected ongoing hiring to support data collection and analysis for Morningstar Sustainalytics, PitchBook, and equity data. Professional fees in the second quarter included costs associated with the completed independent investigation regarding certain Morningstar Sustainalytics research practices.

In the second quarter, operating expense per average number of employees, excluding depreciation and amortization and M&A-related expenses and earn-outs, was close to flat relative to the previous quarter.

Gross Margin

3)	Morningstar’s gross margin of 59% appears to be lower than a number of your peers’. This would imply that your operating margin growth is capped. Can you explain why this may be the case? Is the business more reliant on third-party data than peers? Is there a higher cost to sourcing data than peers for any reason?

It is difficult to make direct comparisons with our peers’ gross margins given differences in our business mix. Importantly, we do not believe that our gross margin is capped, and we have invested to fund growth.

Our reported cost of revenue includes compensation expense for employees who produce the products and services we deliver to our customers, including costs associated with developing and building proprietary datasets such as managed investment data, private company data, and ESG data. We also purchase third-party data where it makes sense to complement our proprietary data and associated costs are included in our cost of revenue. Examples of third-party data include certain fixed-income data, credit data, and exchange data. We don’t believe that we’re more reliant on third-party datasets than our peers or face a higher cost of sourcing data.

PitchBook

4)	Can you provide any disclosure on the targets in the PitchBook Management Compensation plan?

The PitchBook incentive plan, which we adopted in connection with the acquisition of PitchBook for the 2017-2019 fiscal year period, was renewed at the end of 2019 for the 2020-2022 fiscal year period. Under that plan, which applies to certain PitchBook employees, awards are tied to financial targets in each year of the plan period, with higher target incentives in the third year of the plan. Each grant consists of performance-based share unit awards measured primarily on the achievement of certain revenue targets specifically related to PitchBook’s business. Under the plan, awards with an aggregate value of $30.0 million were available for issuance, with annual grants of $7.5 million in 2020 and 2021 and $15.0 million in 2022.

Based on the increase in the available awards and expected outperformance relative to targets in 2022, PitchBook employees participating in the plan will receive a significant increase this year relative to 2020 and 2021. That equated to a $17.0 million increase in related stock-based compensation in the first three quarters of 2022, a pattern that will continue in the fourth quarter.

Debt Agreement

5)	What is the rate for the Term Facility under the 2022 Credit Agreement? What is the rate for the 2022 Revolving Credit Facility? What drove the decision to increase borrowing under the term loan in the second quarter? Have you swapped out any of your floating-rate debt obligations?

Under the 2022 Credit Agreement, originally closed in May 2022 and amended in September 2022, the Term Facility and the Revolving Credit Facility have the same interest-rate structure. That rate is based on the Secured Overnight Financing Rate (SOFR) plus a spread tied to our consolidated leverage ratio. As of September 30, 2022, the all-in rate was 4.26% based on SOFR plus a 1.225% spread.

The 2022 Credit Agreement entered into in May 2022 included a $600 million term loan and the option of a $50 million delayed draw to finance the LCD acquisition. With the amendment to the agreement, we accelerated the $50 million draw. The structure of our credit facility, particularly the term loan component used for the LCD acquisition, is a good fit for our needs. The prepayable nature of the loan will allow us to use excess cash to pay it down over time. We were able to use a similar funding strategy with the acquisition of DBRS.

As of 9/30/22, 30% of our total debt (excluding capital leases) was fixed rate; the remaining 70% was floating rate. Our average weighted cost of borrowing was 3.67%. We do not currently swap out any of our debt.

Capital Structure

6)	You have indicated that leverage of 2.3x debt/EBITDA is manageable to operate the business and to continue to pursue capital allocation priorities. Would the Company carry that debt ratio over the long-term? Is there a target debt ratio? Would you prioritize debt repayments in the near term over share repurchases?

While we do not target a specific debt ratio, we do take a conservative approach to managing our balance sheet. Historically, we have increased our debt levels with a corresponding increase in our leverage ratio to pursue acquisitions (notably PitchBook and DBRS) and then paid down debt in subsequent periods. As we discussed in a related response this month, we funded the LCD acquisition with a term loan which offers us the flexibility to prepay without a penalty. Over time, we seek to balance capital allocation priorities. That said, debt repayment will be a near-to-intermediate-term priority for deployment of excess cash.

Morningstar Sustainalytics Research Practices

7)	Has Morningstar responded to Senator Pat Toomey’s request for information regarding Morningstar Sustainalytics’ research practices? Will you make your response public?

We have responded to Senator Pat Toomey’s request for information and are in the process of answering follow-up questions related to that response. We do not plan to make the response public at this time. We continue to engage with legislators and other government officials who have inquired about Sustainalytics research practices and products as well as with other stakeholders in the community. Any material outcome of these discussions will be disclosed in accordance with our legal and regulatory requirements and/or through our typical investor communications channels.

Morningstar Indexes

8)	Morningstar Indexes experienced organic revenue growth in the third quarter despite the downturn in markets. What were the key drivers?

The increase in revenue for Morningstar Indexes in the third quarter over the prior year period was driven in part by growth in investable product revenue, supported by net inflows to higher margin products and new product launches. During the prior year, roughly 60 new passive investable products were launched with partners including Morgan Stanley, Blackrock, and Citigroup. We saw particularly strong interest in products focused on renewable energy and enhanced ESG indexes. Increases in licensed data revenue also contributed to revenue growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 18, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer